UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: July 19, 2011 (Date of earliest event reported:  July 13, 2011)

RBC BEARINGS INCORPORATED
 (Exact name of registrant as specified in its charter)

Delaware	333-124824	95-4372080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Tribology Center
 Oxford, CT 06478
 (Address of principal executive offices) (Zip Code)

(203) 267-7001
 (Registrant’s telephone number, including area code)

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Executive Officer Performance Based Compensation Plan. On July 13, 2011, the Company adopted the Executive Officer Performance Based Compensation Plan (the “Plan”) pursuant to which Executive Officers selected by the Compensation Committee become eligible to receive an Incentive Bonus or a Restricted Stock Grant based upon the Company’s meeting certain financial performance goals.  The Plan is intended to constitute a qualified "performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code of 1986.

The Company plans to seek shareholder approval of the Plan at its upcoming Annual Meeting of Shareholders. Upon the adoption and approval of the Plan by the Company’s shareholders, the Company intends that annual cash incentive payments and restricted stock grants to such executives under the Plan qualify as “performance-based compensation” and be fully deductible by the Company for federal income tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

A brief description of the terms and conditions of the plan is as follows:

Purpose.     The purpose of the Plan is to attract and retain key executives for the "Company and to provide such persons with incentives and rewards for superior performance in the form of Incentive Bonus payments and Restricted Stock Grants made under the Plan which are intended to constitute qualified "performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code of 1986.

Administration.     The Plan will be administered by the Compensation Committee or such other committee of the Board as the Board may from time to time designate. Such committee will have sole authority to make rules and regulations for the administration of the Plan. Interpretation and decisions of such committee with regard to the Plan will be final and conclusive.

Participants.     Participants for a fiscal year shall be those executive officers and who are designated as participants (“Participants”) by the Compensation Committee prior to the commencement of such fiscal year (or a later date if permitted by tax law).

Performance Measures.     For each fiscal year, the Compensation Committee will establish Management Objectives based on one or more of the stockholder-approved Performance Measures and set the Performance Measures which are required for achievement of these Management Objectives. The establishment of these Management Objectives and Performance Measures will be consistent with the principals approved by the Committee and described in the Company’s Annual Proxy to Stockholders under “Compensation Discussion and Analysis” The Plan provides that the Performance Measures will be one or any combination of the following: “Cash Flow,” “Cumulative Earnings Per Share Growth,” “Customer Service Levels”, “Debt (Net Debt) to Capital,” Development of Human Resources”, “EBIT,” “EBIT Margins,” “EBITDA,” “EBITDA Margins,” “Earnings Per Employee,” “Earnings Per Share,” “Free or Excess Cash Flow,” “Free or Excess Cash Flow Per Share,” “Interest Coverage Ratio,” “Leverage Ratio,” “Net Income,” “Net Profit Margin,” “Operating Cash Flow,” “Operating Income,” “Operating Margins,” “Pre-Tax Profit,” “Pre-Tax Profit Margin,” “Profit Margin,” “Return on Capital,” “Return on Net Assets,” “Return on Total Assets,” “Return on Equity,” “Sales”, “Sales Growth,” “Sales Per Employee,” “Total Return to Stockholders,” “U.S. Gross Domestic Product”,  “Working Capital,” and “Working Capital as a Percent of Net Sales” as the Committee defines them and determines from time to time with respect to such fiscal year; provided such determination would not subject any Incentive Award to Section 162(m). Performance Measures can also be used on a continuing operations basis instead of a total Company basis as determined by the Committee.

Award Determination.     For each fiscal year of the Company, each Participant may be entitled to receive an Incentive Bonus and Restricted Stock Grant in an amount determined by the Compensation Committee as provided in the Plan. Prior to the commencement of a fiscal year (or such later date if permitted by tax law), for the Incentive Bonus and Restricted Stock Grant for such fiscal year, the Compensation Committee will designate or approve (i) the individuals who will be Participants in the Plan, if any, (ii) the Performance Measures and how they are to be defined, (iii) if there is more than one Performance Measure, the weighting of the Performance Measures in determining the Incentive Bonus and Restricted Stock Grant, (iv) the performance goals and formula for each Performance Measure and (v) the target Incentive Bonus and Restricted Stock Grant for each Participant. Following the end of a fiscal year, the Compensation Committee shall determine the Incentive Bonus and Restricted Stock Grant for each Participant by comparing actual performance against approved Performance Measures. Prior to the payment of an Incentive Award, the Compensation Committee shall certify in writing that the Incentive Bonus and Restricted Stock Grant has been determined in accordance with the provisions of the Plan.

The foregoing summary is not intended to be complete and is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Form of Executive Officer Performance Based Compensation Plan

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: July 19, 2011

RBC BEARINGS INCORPORATED

By:	/s/ Thomas J. Williams
Name: Thomas J. Williams
Title: General Counsel & Secretary